INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Citizens Communications Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Citizens Communications Company (the "Company") of our report dated March 6, 2002, covering our audits of the consolidated balance sheets of the Company and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income (loss), shareholders' equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                /s/ KPMG
New York, New York
June 21, 2002